Exhibit 99.3

MOTION ACQUISITION CORP.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

1. Members

The Board of Directors (the “Board”) of Motion Acquisition Corp. (the “Company”) shall appoint a Governance and Nominating Committee (the “Committee”) of at least two members, consisting entirely of independent directors, and shall designate one member as chairperson. Each Committee member must satisfy the applicable independence requirements of the Nasdaq Stock Market LLC as determined by the Board. Each Committee member shall be subject to reconfirmation annually and may be removed by the Board in its discretion.

2. Purposes, Duties, and Responsibilities

The purpose, duties and responsibilities of the Committee shall be to identify individuals qualified to become Board members (consistent with the criteria approved by the Board), recommend to the Board director candidates for election at the annual meeting of stockholders, and perform a leadership role in shaping the Company's corporate governance. The duties and responsibilities of the Committee shall be to:

a. Develop and recommend to the Board criteria for identifying and evaluating director candidates. These criteria include, among other things, an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Committee considers these criteria in the context of an assessment of the anticipated needs of the Board as a whole and seeks to achieve a diversity of occupational and personal backgrounds on the Board.

b. Identify, review the qualifications of, and recruit candidates for election to the Board.

c. Annually review and make an affirmative determination regarding the independence of each director, and report such determinations to the Board.

d. Establish a procedure for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders.

e. Recommend to the Board the Company’s candidates for election or reelection to the Board at each annual stockholders meeting.

f. Recommend to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships.

g. Make recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

h. Recommend to the Board candidates for appointment to Board committees and consider periodically rotating directors among the committees.

i. Review and recommend to the Board retirement and other tenure policies for directors.

j. Review directorships in other public companies held by or offered to directors and senior officers of the Company.

k. Review and assess the channels through which the Board receives information, and the quality and timeliness of the information received.

l. Review the Company’s succession plans relating to the CEO and other senior officers and make recommendations to the Board as appropriate regarding the selection of individuals to fill these positions.

m. Establish a code of ethics for directors, officers and employees which focuses attention throughout the Company on the obligation of ethical conduct. Such a code of conduct shall include enforcement mechanisms to deal fairly and promptly with questionable behavior and shall be publicly available.

n. Oversee the administration and, if applicable, the renewal of the Company’s directors and officers liability insurance coverage.

o. Annually evaluate the performance of the Committee and the adequacy of the Committee’s charter.

p. Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee deems appropriate.

3. Outside Advisors

The Committee shall have the authority to retain, at the expense of the Company, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including any search firm used to identify director candidates, and to approve the fees and other retention terms of any advisors retained by the Committee.

4. Meetings

The Committee shall meet as often as may be deemed necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Committee determines. The majority of the members of the Committee constitutes a quorum. The Committee shall report regularly to the full Board with respect to its meetings and activities.

2